Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact :	Laura J. Wakeley
717-291-2739
Fulton Financial reports second quarter earnings
     (July 17) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $39.8 million for the second quarter ended June 30, 2007, a 14.7 percent decrease from the same period in 2006. Diluted net income per share for the quarter decreased to 23 cents, a 14.8 percent decrease from the 27 cents reported in 2006. Diluted net income per share decreased to 23 cents, a 4.2 percent decrease from the 24 cents reported in the first quarter of 2007.
     The Corporation recorded a $3.4 million contingent loss during the second quarter of 2007 related to losses expected to be incurred due to the potential repurchase of residential mortgage loans and home equity loans that had been originated and sold in the secondary market. The Corporation also recorded a $1.5 million severance expense related to corporate-wide workforce management and centralization initiatives.
     Net income was $81.0 million for the six months ended June 30, 2007, a 10.6 percent decrease from the same period in 2006. Diluted net income per share for the first six months of 2007 decreased to 46 cents, an 11.5 percent decrease from the 52 cents reported in 2006. Total assets at June 30, 2007 were approximately $15.1 billion.
     “We have taken significant, aggressive steps to reduce expenses and increase revenue in response to the continued challenging business environment,” said R. Scott Smith Jr., Chairman, Chief Executive Officer and President. “We expect to see the positive impact of these steps materialize in the last half of 2007 and into 2008. Commercial loan growth and deposit growth were stronger than we have seen in prior quarters. Growth in lower cost core deposits, combined with improved loan yields, contributed to an increase in normalized net interest margin.”
     “Overall,” Smith continued, “we are seeing the development of more positive trends in a number of key areas that give us reason to be optimistic about our core banking business.”
     Loans, net of unearned income, increased $661.9 million, or 6.6 percent, to $10.7 billion at June 30, 2007, compared to $10.1 billion at June 30, 2006. The increase was realized mainly in
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commercial loans, which grew $350.1 million, or 12.1 percent, and commercial mortgages, which increased $267.8 million, or 8.7 percent. In comparison to the first quarter of 2007, loans, net of unearned income, increased $265.6 million, or 2.5 percent, which was mainly due to growth in commercial loans of $138.0 million, or 4.5 percent, and commercial mortgages, which increased $73.8 million, or 2.3 percent.
     Non-performing assets were 0.49 percent of total assets at June 30, 2007, compared to 0.29 percent at June 30, 2006 and 0.40 percent at March 31, 2007. Annualized net charge-offs for the quarter ended June 30, 2007 were 0.14 percent of average total loans, compared to 0.02 percent for the quarter ended June 30, 2006 and annualized net recoveries of less than one basis point as a percentage of average total loans for the quarter ended March 31, 2007. For the six months ended June 30, 2007, annualized net charge-offs were 0.07 percent of average total loans, compared to 0.02 percent for the same period in 2006. The provision for loan losses increased $1.8 million, or 208.6 percent, for the second quarter of 2007, as compared to the same period in 2006, mainly as a result of the increase in net charge-offs.
     Total deposits increased $171.6 million, or 1.7 percent, from June 30, 2006 to June 30, 2007, to $10.3 billion. Time deposits increased $336.8 million, or 8.0 percent, offset by a $165.2 million, or 2.8 percent, decrease in demand and savings deposits. In comparison to the first quarter of 2007, total deposits increased $82.7 million, or 0.8 percent, due to increases in both time deposits and demand and savings deposits.
     Net interest income for the second quarter decreased $1.9 million, or 1.6 percent, compared to the second quarter of 2006. The decrease from the first quarter of 2007 was $867,000, or 0.7 percent. Fulton Financial’s net interest margin was 3.70 percent for the second quarter of 2007, 3.90 for the second quarter of 2006 and 3.74 percent for first quarter of 2007. Interest recoveries and other nonrecurring items added approximately 11 basis points to the net interest margin in the first quarter of 2007. As a result, on a normalized basis net interest margin improved.
     Other income, excluding investment securities gains, increased $1.8 million, or 5.2 percent, in the second quarter of 2007 compared to the same period in 2006. The increase resulted primarily from increases in investment management and trust services and in other service charges and fees, offset by a decline in gains on sales of mortgage loans. Compared to the first quarter of 2007, other income, excluding security gains, decreased $907,000, or 2.4 percent, primarily due to a decrease in gains on sales of fixed assets and mortgage loans, offset by an increase in service charges on deposit accounts.
     Other expenses increased $7.3 million, or 8.1 percent, compared to the second quarter of 2006, to $98.1 million. A non-recurring item contributing to the increase was the additional $3.4

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million contingent loss related to the potential repurchase of residential mortgage and home equity loans that had been originated and sold in the secondary market by Resource Mortgage. Compared to the first quarter of 2007, other expenses decreased $2.8 million, or 2.8 percent.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 260 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Resource Bank, Virginia Beach, VA and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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2007